1400 Union Meeting Road
                                                      Blue Bell, PA 19422
                                                      Phone:   215-619-2700



Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253



                 C&D TECHNOLOGIES ANNOUNCES ACQUISITION OF DATEL


     Blue Bell, PA -- June 11, 2004 -- C&D Technologies (NYSE: CHP) today announced that it signed a definitive agreement to acquire Datel, Inc. in an all-cash transaction, terms of which were not disclosed.

     Datel is a Mansfield, Massachusetts-based manufacturer with sales of approximately $60 million for the twelve months ending March, 2004. Datel's business is focused primarily on DC/DC converters, with additional product offerings in digital panel meters and data acquisition components. The acquisition of Datel will provide C&D with a broader product offering, access to a diverse group of Original Equipment Manufacturer (OEM) customers as well as an expanded international footprint, notably, including operations in Japan. Datel has significant market presence in mid-power DC/DC converters, that will expand the total C&D offering, thereby enabling the Company to more fully satisfy customer requirements. When completed, this transaction is expected to be immediately accretive to earnings.

     While subject to antitrust clearance and customary closing conditions, the transaction is expected to close in the second quarter.

     Wade  H.  Roberts,  Jr.,  president  and  chief  executive  officer  of C&D
Technologies, stated, "This transaction comports with our plans for growing organically as well as via acquisition. This acquisition expands our customer base, product portfolio and international presence. In this latter regard, Datel's historic strength in Asia and Europe considerably enhances our international position. We look forward to Datel joining C&D while recognizing that this fine company has been extremely successful on its own."

     In addition, on May 27, C&D closed the acquisition of Celab Limited, headquartered in Bordon, Hampshire, U.K., in another all-cash transaction for approximately $12 million, net of approximately $3 million in cash acquired. Celab Limited is a provider of power conversion products, predominantly sold into military, cable TV and telecom applications in Europe. The acquisition of Celab provides a platform for expanded sales to the military. In the twelve months ended January 2004, Celab recorded revenues of approximately $10 million. This transaction is also expected to be immediately accretive to earnings.

     Both transactions complement C&D's Power Electronics Division, which is a provider of power conversion products and electronic components to technology companies worldwide. By virtue of these combined acquisitions, C&D would expect to nearly triple its power electronics revenue.

     C&D Technologies will hold a conference call on Monday, June 14, 2004 at 9:00 AM Eastern Time to discuss these developments in detail. To participate, please call 706-679-4521 approximately 5 minutes before the conference call start time. A replay of the conference call will be available at approximately 12:00 PM and will remain available until midnight on Monday, June 28, 2004. Please call 800-642-1687 (706-645-9291 for international callers) and enter pin number 8103241 to access the replay.

     A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at www.cdtechno.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until Monday, June 28, 2004.

     This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2004, or the quarterly reports filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.